UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   August 14, 2013

JBI, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 Iroquois St Niagara Falls, NY		14303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (716) 278-0015

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On August 14, 2013, JBI, Inc., a Nevada corporation (the “Company”), entered into a binding term (subject to closing conditions) sheet (the “Term Sheet”) with Mr. Richard Heddle (the “Investor”) pursuant to which the Investor agreed to purchase from the Company a $3 million aggregate principal amount of 12.5% secured promissory note of the Company (the “Note”).

The Term Sheet provides that the Note will bear interest at the rate of 12.5% per annum and that all principal and interest on the Note shall be due and payable in full at maturity on the fifth anniversary of the issuance date.   The Company’s obligations under the Note will secured by a lien on certain equipment and intellectual property assets of the Company.  In addition, the Term Sheet provides that, upon closing, the Investor will receive a five-year warrant to purchase up to three million shares of the Company’s common stock at an exercise price of $0.54 per share.

Under the Term Sheet, the closing shall occur on or before September 30, 2013, however, a closing for the sale of at least $1 million aggregate principal amount shall occur on or before August 31, 2013.

The Term Sheet is binding by its terms but is subject to certain conditions to closing, including the negotiation and execution of definitive agreements, such as the Note, a warrant and a security agreement.

As previously reported, on August 14, 2013, Mr. Heddle was appointed President, Chief Executive Officer and member of the Company’s board of directors.

The foregoing summary of the Term Sheet and the securities to be issued in connection therewith, does not purport to be complete and is qualified in its entirety by reference to the Term Sheet, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Section 8 — Other Events

Item 8.01 Other Events.

The Company has learned that on August 9, 2013, a purported shareholder derivative suit was filed in the United States District Court for the District of Massachusetts against John Bordynuik, former Chief Executive Officer of the Company and a former member of the Company’s Board of Directors, and Ronald C. Baldwin, former Chief Financial Officer of the Company.  The Complaint was filed by Erwin Grampp, allegedly acting on behalf of the Company, and it names the Company as a nominal defendant.  This is the second purported shareholder derivative suit that Mr. Grampp has filed in which the Company has been named as a nominal defendant.  The first such suit by Mr. Grampp was dismissed by the court.

This recent Complaint (“Grampp II”) alleges, inter alia, that defendants Bordynuik and Baldwin breached fiduciary duties owed to the Company by causing the Company to erroneously book certain media credits in 2009.  Grampp II alleges that this conduct resulted in two lawsuits against the Company, one an action brought by the Securities and Exchange Commission (“SEC Action”) and the other a purported class action by Ellisa Pancoe and Howard Howell (“Class Action”).  Grampp II alleges that the Company has settled the SEC Action, and that the Company is in the process of settling the Class Action, but that the Company has been damaged as a result of these two lawsuits.

Grampp II seeks to recover damages on behalf of the Company from defendants Bordynuik and Baldwin in an unspecified amount.  It also seeks unspecified equitable relief, and costs and attorneys’ fees incurred in the action.  Pursuant to the Company’s By-Laws, the Company has an obligation to indemnify defendants Bordynuik and Baldwin to the fullest extent permitted by Nevada law.

Section 9 — Financial Statements and Exhibits

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits. The exhibits required by this item are listed on the Exhibit Index hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBI, Inc.

August 19, 2013	By:	/s/ Nicholas J. Terranova
	Name:	Nicholas J. Terranova
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Sheet.